EXHIBIT 21

                      SUBSIDIARIES OF CORECOMM INCORPORATED

All of the corporations listed below were incorporated in Delaware except where otherwise noted:

Cellular Communications of Puerto Rico, Inc.
CCPR Services, Inc.
CCPR of the Virgin Islands, Inc.
CCPR Paging, Inc.
CoreComm Delaware, Inc.
CoreComm Maryland, Inc.
CoreComm Massachusetts, Inc.
CoreComm New Jersey, Inc.
CoreComm New York, Inc.
CoreComm Pennsylvania, Inc.
CoreComm Puerto Rico, Inc.
CoreComm Telco, Inc.
CoreComm Virginia, Inc.
Cortelyou Communications Corp.
Merrimack Telecommunications Corp. (Florida corporation)
San Juan Cellular Telephone Company (District of Columbia partnership)
SJCT, Inc.
USVI Cellular Telephone Corporation
USVI Paging, Inc.